Exhibit 10.15
McGraw Hill, Inc.
Directors Compensation Program
Effective as of [●], 2025
Eligible Directors (as defined below) on the board of directors (the “Board”) of McGraw Hill, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid automatically and without further action of the Board to each member of the Board who (i) is not an employee of the Company or any parent or subsidiary of the Company and (ii) is not a representative of Platinum Equity Advisors, LLC or any of its affiliates (each, a “Eligible Director”).
This Program shall remain in effect until it is revised or rescinded by further action of the Board. All or any part of this Program (including, without limitation, the amount of cash or equity compensation to be paid) may be amended, modified, or terminated by the Board at any time in its sole discretion.
I.Cash Compensation.
Eligible Directors shall be eligible to receive annual cash retainers as set forth in the below table, paid in arrears on a quarterly basis based on a calendar quarter and shall be paid within 45 days of the end of each quarter (“Annual Cash Retainers”). In the event an Eligible Director does not serve as an Eligible Director for an entire calendar quarter, the Annual Cash Retainer paid to the Eligible Director shall be prorated for the portion of such calendar quarter actually served as an Eligible Director.

Annual Cash Retainers

Annual Cash Retainer for each Eligible Director:	$100,000

Committee Chairs (in addition to Annual Cash Retainer):

Audit Committee:	$35,000
Eligible Directors will also be reimbursed for their reasonable and necessary out-of-pocket expenses incurred in attending Board and committee meetings or performing other services for the Company in their capacities as directors.
II.Equity Compensation.
Eligible Directors shall be granted the equity awards described below. The awards described below shall be granted under, and shall be subject to the terms and provisions of, the Company’s 2025 Stock Incentive Plan, as may be amended or amended and restated from time to time (the “Stock Incentive Plan”). All applicable terms of the Stock Incentive Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Stock Incentive Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Stock Incentive Plan.
Each Eligible Director will in connection with the Company’s initial public offering (“IPO”) be granted Restricted Stock Units with a grant date value of $185,000 (the “Initial Equity Awards”). The Initial Equity Awards will cliff vest on the one-year anniversary of the IPO, subject to the Eligible Director continuing to serve on the Board through such date. In addition, each Eligible Director will on the date of each of the Company’s annual meetings of its stockholders commencing with 2026 be granted Restricted Stock Units with a grant date value of $185,000 (the “Annual Equity Awards”). The Annual Equity Awards will cliff vest on the earlier of (i) the date of the Company’s next following annual meeting of its stockholders, or (ii) the one-year anniversary of the date of grant. An Annual Equity Award may be pro-rated based on the time actually served as an Eligible Director during the relevant period. For the Initial Equity Awards, “grant date value” will be based on the final public offering price of the Company’s shares of Stock in connection with its IPO. For the Annual Equity Awards, “grant date value” will be based on the closing price of the Stock reported on the NYSE on the grant date or, if the closing price is not reported on such date, the closing price reported on the most recent date prior to the grant date.
III.Maximum Annual Compensation.
Notwithstanding anything to the contrary herein, the aggregate compensation delivered to any Eligible Director for any calendar year pursuant to this Program or otherwise shall be subject to the limits set forth in Section 4(e) of the Stock Incentive Plan (or any similar provision of a successor plan).
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